Exhibit 99.1

BRAD WECHSLER TO STEP DOWN AS CHAIRMAN OF IMAX CORPORATION

NEW YORK, NY— March 30, 2021 – IMAX Corporation (NYSE: IMAX) today announced that Bradley Wechsler has notified the Company he will step down as Chairman of the Board of IMAX at the Company’s annual shareholders meeting (AGM) on June 9, 2021, after nearly 30 years of service to the Company. IMAX’s Board of Directors will select a new Chairman to be announced shortly after the Company’s AGM. Mr. Wechsler has been Chairman or Co-Chairman of IMAX’s board since 1994 when he and Richard L. Gelfond acquired the Company. Mr. Wechsler and Mr. Gelfond served as Co-Chief Executive Officers from 1996 to 2009 when Mr. Gelfond took on the role of sole CEO.

Commenting on Mr. Wechsler’s resignation as Chairman, Mr. Gelfond said: “Brad and I have had an outstanding working relationship since we acquired IMAX together nearly 30 years ago, during which time IMAX has been transformed into one of the leading entertainment technology companies in the world. I thank him for his dedication, wisdom, insight, support and guidance. I know all of IMAX’s employees past and present recognize and appreciate his many contributions. As he leaves his role, I am proud to have partnered with him and to call him my friend.”

Mr. Wechsler added, “It’s been almost thirty years since Rich and I acquired IMAX and we’ve seen a tsunami of changes over the years. One thing that has remained constant though is the power of The IMAX Experience® and the power of the IMAX brand. I’m proud to have been part of building this great company and wish the Company and Rich continued success in growing this unique franchise.”

Mr. Wechsler is currently CEO and Managing Partner of Elysium LLC. He serves on the boards of Apollo Investment Corporation, NYU Langone Hospital and Medical Center and Math for America. Mr. Wechsler served on the board of Assay Healthcare Solutions from 2010-2014 and currently serves on several private boards. Mr. Wechsler is also a member of the Motion Picture Academy of Arts & Sciences.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of December 31, 2020, there were 1,650 IMAX theater systems (1,562 commercial multiplexes, 12 commercial destinations, 76 institutional) operating in 84 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970.”

IMAX®, IMAX® Dome, IMAX® 3D, IMAX® 3D Dome, Experience It In IMAX®, The IMAX Experience®, An IMAX Experience®, An IMAX 3D Experience®, IMAX DMR®, DMR®, IMAX nXos® and Films to the Fullest®, are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Instagram (https://www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For more information, please contact:

Investors: IMAX Corporation, New York Brett Harriss 212-821-0187 bharriss@imax.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

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